Exhibit 23.8

Ronald Turner

Golder Associates S.A.

Magdalena 181, 3rd Floor

Santiago, Chile

CONSENT OF QUALIFIED PERSON

I, Ronald Turner, state that I am a qualified person responsible for preparing or supervising the preparation of part of the Technical Report Summary titled Mineral Resource and Mineral Reserve Update Los Gatos Joint Venture, State of Chihuahua, Mexico, dated October 22, 2024, with an effective date of 1 July 2024, as signed and certified by me (the “Technical Report Summary”), filed with the U.S. Securities and Exchange Commission (the “SEC”) as Exhibit 96.1 to, and referenced in, Gatos Silver, Inc.’s Current Report on Form 8-K to which this consent is an exhibit (the “Form 8-K”).

Furthermore, in connection with the Form 8-K, as well as the Registration Statement on Form F-4 filed with the SEC on October 15, 2024 and the proxy statement/prospectus included therein (the “Registration Statement”), I state that:

(a)	I consent to the public filing of the Technical Report Summary;

(b)	I consent to the use of my name in the Form 8-K and the Registration Statement, including my status as an expert and “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), to any quotation from or summarization in the Form 8-K of the parts of the Technical Report Summary for which I am responsible, to the incorporation by reference of the Technical Report Summary in the Registration Statement, and to the filing of the Technical Report Summary as Exhibit 96.1 to the Form 8-K; and

(c)	I confirm that I have read the Form 8-K and the Registration Statement, and that each of them fairly and accurately reflects, in the form and context in which it appears, the information in the parts of the Technical Report Summary for which I am responsible.

Dated at Santiago, Chile this 22nd day of October, 2024.

/s/ Ronald Turner
Signature of Qualified Person

Ronald Turner, MAusIMM (CP)